Exhibit 10.1

EMPLOYMENT AGREEMENT

This Second Amended and Restated AGREEMENT made and entered into by and between GigOptix, Inc., a Delaware corporation (the “Company”) and Dr. Avi Katz (the “Executive” and, with the Company, the “Parties”), dated as of August 10, 2012, amends and restates in its entirety, Executive’s Amended and Restated Employment Agreement with the Company dated as of March 27, 2012.

WHEREAS, the Company wishes to retain the services of the Executive to work for the Company as its Chief Executive Officer (herein referred to as the “Position”) upon the terms and conditions hereinafter set forth; and

WHEREAS, in consideration for continued service in the Position, the Executive has agreed to enter into and be bound by the terms of this Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Employment, Term. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and Executive hereby accepts, employment on a full-time basis in the Position from the date of this Agreement through 12/31/2014 (the “Effective Date”). The term of this Agreement, which may only be renewed by written agreement, signed by the Executive and an expressly authorized representative of the Board of Directors of the Company (the “Board”), is hereafter referred to as “the term of this Agreement” or “the term hereof.”

2. Capacity and Performance.

(a) During the term hereof, the Executive shall serve the Company as the President & Chief Executive Officer and the Chairman of the Board, reporting to the Board.

(b) During the term hereof, the Executive shall be employed by the Company on a full-time basis. He shall have the duties and responsibilities assigned to his positions and offices by the Board from time to time and such other duties and responsibilities, reasonably consistent with those positions and offices, with respect to the business operations of the Company and its Immediate Affiliates (as defined below), as may be assigned by the Board from time to time.

(c) Subject to business travel as necessary or desirable for the performance of the Executive’s duties and responsibilities hereunder, the Executive’s primary worksite during the term hereof shall be at the location of the Company’s offices in San Jose, California as of the Effective Date (the “San Jose Location”) or such other site as the Company may select from time to time, provided such site is no more than thirty-five (35) miles from the San Jose Location unless the Executive has expressly consented in writing thereto.

(d) During the term hereof, the Executive shall devote his full business time and best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Immediate Affiliates and to the discharge of his duties and responsibilities to them. During the term of this Agreement, the Executive may engage in passive management of his personal investments and in such community and charitable activities as do not individually or in the aggregate give rise to a conflict of interest or otherwise interfere with his performance of his duties and responsibilities to the Company and its Immediate Affiliates. It is agreed that the Executive shall not accept membership on a board of directors or other governing board of any Person or engage in any other business activity without the prior approval of the Board. It also is agreed that if the Board subsequently determines, and gives notice to the Executive, that any such membership or activity, previously approved, is materially inconsistent with the Executive’s obligations under Section 6, Section 7 or Section 8 of this Agreement or gives rise to a material conflict of interest or otherwise materially interferes with the Executive’s duties and responsibilities to the Company and its Immediate Affiliates as set forth in this Section 2, the Executive shall cease such activity promptly following notice from the Company.

3. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary. Initially during the term hereof, the Company shall pay the Executive a base salary at the rate of Four Hundred Nine Thousand Five Hundred Dollars ($409,500) per annum, paid in accordance with the normal payroll practices of the Company and, commencing in calendar year 2013, subject to annual review by the Board or its compensation committee and to increase, but not decrease (unless the salaries of the executives of the Company generally are decreased proportionately), in the discretion of such committee or the Board. The Executive’s base salary, as from time to time increased (or decreased in accordance with the foregoing sentence), is hereafter referred to as the “Base Salary.”

(b) Bonus Compensation.

(i) Annual Bonus. For each fiscal year of the Company (“FY”) completed during the term hereof, subject to the condition set forth in the final sentence of this provision, the Executive shall have the opportunity to earn an annual bonus (“Annual Bonus”) under the executive incentive plan then applicable to executives of the Company generally, as in effect from time to time, with the actual amount of each Annual Bonus being determined by the Board or its designated committee based on the achievement of target objectives established by the Board or its designated committee after consultation with the CEO. Any Annual Bonus due to the Executive hereunder will be paid not later than March 15th following the close of the fiscal year in which the bonus was earned. Except as otherwise provided in Section 4 hereof, the Executive must be employed on the date annual bonuses are paid under the Company’s executive incentive plan in order to be eligible to earn an Annual Bonus for the preceding fiscal year.

(ii) Transaction Bonus. The Executive shall have an opportunity to earn a bonus upon completion of acquisitions. To the extent an acquisition, reverse merger, merger of a company or sale of the Company (whether by merger, asset purchase or stock purchase or any other method as approved by the Board) (each, an “Acquisition”) is approved by the Board, then the Board (or the Compensation Committee if requested by the Board) shall consider in good faith a special transaction bonus for the Executive, and the Executive shall have the right to present a proposed bonus structure to the Board. In determining the amount of such bonus, if any, the Board shall take into account the benefit of the acquisition to the Company’s stockholders, the nature of the acquisition, the benefits of the acquisition to the Company’s technology or cash position and such other factors as the Board and Executive agree in good faith are relevant and appropriate. Whether any transaction bonus is paid pursuant to this paragraph (ii), and the amount of any such bonus, shall be in the sole discretion of the Company.

(c) Equity Participation. The Executive was granted stock options by the Company as of December 17, 2008, which options shall be subject to any stock option plan, certificate, option holder and share holder agreements and other requirements as are generally applicable to equity granted to executives of the Company. Any further equity awards granted to the Executive during his employment with the Company shall be at the discretion of the Board. All of Executive’s outstanding unvested awards shall vest in the event of a Change of Control in which the awards are assumed or substituted for with an equivalent award by the successor corporation or a parent or subsidiary of such successor corporation, and be exercisable for the duration of the exercise period otherwise applicable to such original awards prior to the assumption or substitution if the awards require exercise, and all of the remaining undelivered shares shall be delivered for such awards that are of stock units, including restricted stock units.

(d) Employee Benefit Plans. During the term hereof, the Executive shall be entitled to participate in all “Employee Benefit Plans,” as that term is defined in Section 3(3) of ERISA, including both health and welfare plans and retirement plans, from time to time in effect for executives of the Company generally, except to the extent any of the Employee Benefit Plans provides a benefit otherwise provided to the Executive under this Agreement (e.g., a severance pay plan). In such case, the Executive will receive the form of the benefit provided under this Agreement and not the Employee Benefit Plan. The Executive’s participation shall be subject to the terms of the applicable Employee Benefit Plan documents and generally applicable Company policies.

(e) Vacations. The Executive shall not be eligible to earn, and shall not earn, paid vacation or any other paid time off. Rather, the Company expects the CEO to determine for himself, consistent with his responsibilities, how much time can reasonably be spent away from the office for purposes such as personal vacation, relaxation, or personal or family needs. Executive, at his discretion, shall be entitled to take leave from work as he deems appropriate and as is consistent, in the judgment of the Board of Directors, with his ability to perform the necessary and appropriate tasks required by his job as President, Chief Executive Officer, and Chairman of the Board of Directors.

(f) Business Expenses. The Company will pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board, to such reasonable substantiation, documentation and submission deadlines as may be specified by the Company from time to time. Any such reimbursement that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules (“Reimbursement Rules”): (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(g) Directors & Officers Insurance Coverage. During the term hereof, the Company shall provide the Executive the same coverage under any directors and officers (“D&O”) liability insurance that the Company elects to maintain as it provides to its other executives and, after the termination of his employment hereunder, the same coverage under any D&O liability insurance it elects to maintain, as it provides its other former executives. The Company shall be under no obligation hereunder, however, to maintain any D&O liability insurance.

(h) Life Insurance. The Company shall pay an amount equal to the cost of Executive’s $3,000,000 level term life insurance policy (approximately $6,000/year), grossed-up for taxes for the duration of his continued employment with the Company. Any amounts paid by the Company in accordance with this subsection (h) shall be paid pursuant to the Reimbursement Rules set forth in subsection (f). Executive covenants to maintain such insurance in full force and effect and to notify the Company if it lapses.

4. Termination of Employment and Opportunity to Earn Post-Employment Compensation. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate during the term hereof under the following circumstances:

(a) Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay as a lump sum to the Executive’s estate, no later than March 15th of the year following the year in which the Date of Termination (as defined in Section 12 hereof) occurs, the Final Compensation (as also defined in Section 12 hereof). In addition to Final Compensation: (A) The Company will pay to the Executive’s estate an additional compensation equal to twelve months’ Base Salary in effect at the Date of Termination, in a lump sum, (B) The Company will pay to the Executive’s estate an Annual Bonus for the fiscal year in which the Date of Termination occurs (the “Termination Year”), determined by multiplying the Annual Bonus the Executive would have received for the Termination Year (if any), had he continued employment through the date annual bonuses for the Termination Year were paid to Company executives generally, by a fraction, the numerator of which shall be the number of days the Executive was employed during the Termination Year, through the Date of Termination, and the denominator of which shall be 365 (the “Final Pro-Rated Bonus”). The Final Pro-Rated Bonus will be paid to the Executive’s estate on the same date that annual bonuses for the Termination Year are paid to Company executives generally under its executive incentive plan. (B) The Company will pay the full premium cost of health and dental plan coverage for each of Executive’s qualified beneficiaries until the expiration of the term of this contract or a period of twelve (12) months immediately following the Date of Termination, whatever period is longer, or, if earlier, until the date the qualified beneficiary ceases to be eligible for coverage continuation under the federal law commonly known as “COBRA”; provided, however, that in order to be eligible for the Company’s payments hereunder the qualified beneficiary must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA and must notify the Company promptly if the qualified beneficiary ceases to be eligible for such coverage under COBRA at any time during such twelve (12) month period.

(b) Disability.

(i) The Company may terminate the Executive’s employment involuntarily hereunder, upon notice to the Executive, in the event that, in the absolute judgment of the Board, determined by unanimous agreement of the entire Board, with the exception of the Executive, the Executive becomes disabled during his employment through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation (exclusive of the leave of absence provided hereunder), for one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, and provided that the Executive satisfies in full all of the conditions set forth in Section 4(i) hereof, then, in addition to Final Compensation (which the Company shall pay as a lump sum no later than March 15th of the year following the Termination Year), the Company shall provide the Executive the following: (A) The Company will pay the Executive a Final Pro-Rated Bonus for the Termination Year, paid at the time annual bonuses are paid to Company executives generally under its executive incentive plan or, if later, on the tenth (10th) business day following the later of the effective date of the Release of Claims, as defined in Section 4(i) below, or the date the Release of Claims is received by the person designated by the Company to receive notices on its behalf in accordance with Section 17 hereof (provided, however, that if the Claims Release Period, as defined in Section 4(i) below, spans two taxable years, the payment shall occur in the second taxable year). (B) If the Executive satisfies the Release of Claims requirement in Section 4(i)(i), then the Company will pay the full premium cost of health and dental plan coverage for Executive and his qualified beneficiaries until the expiration of the period of twelve (12) months immediately following the Date of Termination or, if earlier, until the date the Executive and his qualified beneficiaries cease to be eligible for coverage continuation under COBRA; provided, however, that in order to be eligible for the Company’s premium payments hereunder, the Executive and each qualified beneficiary must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA and must notify the Company promptly if the Executive or any of his qualified beneficiaries ceases to be eligible for such coverage under COBRA during such twelve (12) month period.

(ii) The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive compensation and benefits in accordance with this Section 4, subject to the terms and conditions of any plans, policies, agreements and other documents to which reference is made therein (collectively, the “Plan Documents”), while his disability continues, until the Executive becomes eligible for disability income benefits under any disability plan in which he is a participant as a result of his employment with the Company or until he recovers sufficiently to resume his duties and responsibilities hereunder (provided he does so within the aforesaid one hundred and eighty (180) days) or until the termination of his employment, whichever shall first occur. If, while his employment hereunder continues, the Executive is receiving disability income benefits under any such disability plan, the Executive shall not be eligible to receive the Base Salary, but shall continue to be eligible for payments and benefits in accordance with this Section 4, subject to the terms and conditions of the Plan Documents, until the earlier to occur of his recovery and return to active employment (in which case, the Base Salary will resume and other compensation and benefits continue in accordance with this Agreement) or the termination of his employment under this Agreement, in which event, the provisions of clause (i) hereof, immediately above, shall govern.

(iii) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine the circumstances surrounding the Executive’s possible disablement.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. For purposes of this Agreement, “Cause” shall be limited to: (i) Executive’s indictment, charge or conviction of, or plea of nolo contendere to, (A) a felony or (B) any other crime involving fraud or material financial dishonesty or (C) any other crime involving moral turpitude that might be reasonably expected to, or does, materially adversely affect the Company or any of its Affiliates, whether that effect is to economics, to reputation or otherwise; (ii) Executive’s gross negligence or gross misconduct with regard to the Company or any of its Affiliates, which has a material adverse impact on Company or any of its Affiliates, whether economic or to reputation or otherwise; (iii) Executive’s refusal or willful failure to substantially perform his duties or to follow a material lawful written directive of the Board or its designee within the scope of the Executive’s duties hereunder which refusal or failure remains uncured or continues or recurs after sixty (60) days’ notice from the Board which references the potential for a “for Cause” termination and specifies in reasonable detail the nature of the refusal or willful failure which must be cured; (iv) Executive’s theft, fraud or any material act of financial dishonesty related to the Company or any of its Affiliates; (v) the failure by the Executive to disclose any legal impediments to his employment by the Company or his breach of any of his obligations to a former employer in connection with his employment by the Company (e.g., his disclosure or use of proprietary confidential information of a former employer on behalf of the Company without such former employer’s consent); provided that Executive has been provided with written notification of any of such failure or breach and has been given five (5) days to present any mitigating, corrective or clarifying information to the Board; (vi) the Executive’s breach or violation of those provisions of this Agreement setting forth the Executive’s obligations with respect to confidentiality, non-competition and non-solicitation; or (vii) the Executive’s breach of any other material provision of this Agreement unless corrected by the Executive within sixty (60) days of the Company’s written notification to the Executive of such breach. In the event of such termination, the Company shall make no payments to the Executive under this Agreement other than provision of Final Compensation. Any equity in the Company held by the Executive on the Date of Termination hereunder shall be governed by the terms of the Company’s equity incentive plans and the Executive’s agreements thereunder and shall not be governed by this Agreement.

(d) By the Company other than for Cause Where There Has Been No Change in Control. To the extent a Change in Control (as defined in Section 12) has not occurred, the Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination and provided that the Executive satisfies the conditions set forth in Section 4(i)(i) and as otherwise provided herein, then, in addition to Final Compensation, the Executive, as compensation for him satisfying those conditions, shall be entitled to earn the following (in the aggregate, “Non-Change in Control Post-Employment Compensation”), provided (A) that he confirms by notice to the Company on the Date of Termination or within ten (10) business days thereafter his intention to earn Post-Employment Compensation; (B) that he gives notice to the Company, should he elect to cease complying with the elective conditions set forth in Section 4(h) hereof, specifying the date he shall cease such compliance; and (C) that he fully complies with all obligations referenced in Section 4(h), including the elective conditions set forth in clauses (i) through (iv) and those non-elective obligations set forth in Sections 6 and 7 hereof, from the Date of Termination until the date specified in notice given in accordance with clause B hereof or, if no such notice is given, the expiration of the period of six (6) months immediately following the Date of Termination.

(i) The Company will pay the Executive a Final Pro-Rated Bonus for the Termination Year, paid at the time annual bonuses for that year are paid to Company executives generally under its executive incentive plan or, if later, on the tenth (10th) business day following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by the Executive, is received on behalf of the Company by such other person as has been designated by the Company to receive notices on its behalf in accordance with Section 17 hereof (provided, however, that if the Claims Release Period, as defined in Section 4(i) below, spans two taxable years, the payment shall occur in the second taxable year).

(ii) The Company will pay the Executive compensation monthly, at the rate of one-twelfth of the Base Salary in effect for the Termination Year, for each consecutive month (up to six (6) months) immediately following the Date of Termination that the Executive satisfies in full all of the conditions set forth in Section 4(i) hereof. Should the Executive cease to satisfy in full any of the conditions set forth in Section 4(i) hereof at any time during the six-month period immediately following the Date of Termination, the Company will not make any further payment to the Executive under this paragraph (ii). Such monthly payments shall commence on the next regular Company payday that is at least five (5) business days following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by the Executive, is received by the person designated by the Company to receive notices on its behalf in accordance with Section 17 hereof (provided, however, that if the Claims Release Period, as defined in Section 4(i) below, spans two taxable years, the payment shall occur in the second taxable year), but with the first payment being retroactive to the day immediately following the Date of Termination.

(iii) The Company will pay the Executive additional compensation equal to thirty months’ Base Salary in effect for the Termination Year, in a lump sum, on the tenth business day following the expiration of the period of six months immediately following the Date of Termination, provided that Executive was eligible to earn Non-Change in Control Post-Employment Compensation in accordance with this Agreement and has fulfilled all of the conditions set forth in Section 4(i) hereof (which include without limitation the referenced obligations under Sections 6 and 7 hereof) during such six month period.

(iv) If the Executive satisfies the Release of Claims requirement in Section 4(i)(i), then the Company will pay the full premium cost of health and dental plan coverage for Executive and his qualified beneficiaries until the earliest to occur of (A) the date the Executive elects to cease meeting the conditions set forth in Section 4(i) hereof, (B) the expiration of twenty-four months following the Date of Termination, (C) the date the Executive becomes eligible for participation in health and dental plans of another employer or (D) the date the Executive ceases to be eligible for participation under the Company’s health and dental plans under COBRA; provided, however, that, in order to be eligible for the Company’s payments hereunder, the Executive and each of his qualified beneficiaries must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA.

(v) All of Executive’s outstanding unvested awards shall vest and, if the awards require exercise, be exercisable for a period of three (3) months following termination of employment, and all of the remaining undelivered shares shall be delivered for such awards that are of stock units, including restricted stock units.

(e) By the Company other than for Cause Following a Change in Control. Following a Change in Control, the Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event such termination is within twelve (12) months following a Change in Control, then, provided that the Executive elects to earn post-employment compensation and complies with the requirements set forth in the second sentence of Section 4(d) and in Sections 4(i), 6 and 7 hereof, the Executive will be eligible to earn the following (“Change in Control Post-Employment Compensation”):

(i) The Company will pay the Executive a Final Pro-Rated Bonus for the Termination Year, paid at the time annual bonuses for that year are paid to Company executives generally under its executive incentive plan or, if later, on the tenth (10th) business day following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by the Executive, is received on behalf of the Company by such other person as has been designated by the Company to receive notices on its behalf in accordance with Section 17 hereof (provided, however, that if the Claims Release Period, as defined in Section 4(i) below, spans two taxable years, the payment shall occur in the second taxable year).

(ii) The Company will pay the Executive compensation equal to three (3) years of Base Salary in effect in the Termination Year and Bonus (based on the average of the Annual Bonuses paid to the Executive for the two fiscal years completed prior to the Change in Control or, if only one such fiscal year has been completed, then based on the amount of the Annual Bonus for such fiscal year), in a lump sum, on the tenth (10th) business day following the earlier of the effective date of the Release of Claims signed by the Executive, or the date the Release of Claims, signed by the Executive, is received on behalf of the Company by such other person as has been designated by the Company to receive notices on its behalf in accordance with Section 17 hereof (provided, however, that if the Claims Release Period, as defined in Section 4(i) below, spans two taxable years, the payment shall occur in the second taxable year).

(iii) If the Executive satisfies the Release of Claims requirement in Section 4(i)(i), then the Company will pay the full premium cost of health and dental plan coverage for Executive and his qualified beneficiaries until the earliest to occur of (A) the date the Executive elects to cease meeting the conditions set forth in Section 4(i) hereof, (B) the expiration of thirty-six (36) months following the Date of Termination, (C) the date the Executive becomes eligible for participation in health and dental plans of another employer or (D) the date the Executive ceases to be eligible for participation under the Company’s health and dental plans under COBRA; provided, however, that, in order to be eligible for the Company’s payments hereunder, the Executive and each of his qualified beneficiaries must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA or otherwise. The Company agrees to use commercially reasonable efforts to obtain the right of the Executive and his otherwise eligible dependents to continue in its health and dental plans beyond the COBRA period until the earliest to occur of (A), (B) or (C) hereof or to pay the Executive monthly an amount equal to the premium cost it would have paid for such coverage under its plans from the date (D) occurs until the earliest to occur of (A), (B) or (C) hereof.

(iv) All of Executive’s outstanding unvested awards shall vest and, if the awards require exercise, be exercisable for a period of three (3) months following termination of employment, and all of the remaining undelivered shares shall be delivered for such awards that are of stock units, including restricted stock units.

(f) By the Executive for Good Reason Where There Has Been No Change in Control. To the extent a Change in Control (as defined in Section 12) has not occurred, the Executive may terminate his employment hereunder for Good Reason, by providing notice to the Company of the condition giving rise to the Good Reason no later than thirty (30) days following the occurrence of the condition, by giving the Company thirty (30) days to remedy the condition and by terminating employment for Good Reason within thirty (30) days thereafter if the Company fails to remedy the condition. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the Employee’s consent: (i) a material breach of this Agreement by the Company; (ii) a material diminution of the Executive’s title from that of Chief Executive Officer or a material adverse change in the Executive’s significant duties, authority or responsibilities, taken as a whole, that effectively constitutes a demotion; (iii) any reduction in (except to the extent all executives receive a proportional decrease) or failure to pay the Base Salary; or (iv) any relocation of the Executive’s primary worksite to a site that is more than thirty-five (35) miles from the San Jose Location without his consent in accordance with this Agreement. In the event of termination in accordance with this Section 4(f), and provided that the Executive satisfies the conditions set forth in Section 4(i) hereof, then, in addition to Final Compensation (which the Company shall pay as a lump sum no later than March 15th of the year following the Termination Year), the Company shall provide the Executive the same opportunity (utilizing the same time and form of payment) to earn Non-Change in Control Post-Employment Compensation as he would have received had his employment been terminated by the Company other than for Cause under Section 4(d) hereof.

(g) By the Executive for Good Reason Following a Change in Control. The Executive may terminate his employment hereunder for Good Reason, following a Change in Control, by providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason such notice to be given no later than thirty (30) days following the occurrence of the condition, by giving the Company thirty (30) days to remedy the condition and by terminating employment for Good Reason within thirty (30) days thereafter if the Company fails to remedy the condition. In the event such termination is within twelve (12) months following a Change in Control, then, provided that the Executive elects to earn post-employment compensation and complies with the requirements set forth in the second sentence of Section 4(d) and in Sections 4(h), 4(i), 6 and 7 hereof, the Company shall provide the Executive the same opportunity to earn Change in Control Post-Employment Compensation as he would have received had his employment been terminated by the Company other than for Cause under Section 4(e) hereof.

(h) By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon sixty (60) days’ notice to the Company. In the event of termination of the Executive pursuant to this Section 4(h), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the initial sixty (60) days of the notice period (or for any remaining portion thereof).

(i) Conditions. The Executive’s eligibility to receive and retain any Post-Employment Compensation, as set forth in Sections 4(d) and (3) hereof, is subject to satisfaction of all of the following as well as the covenant of confidentiality set forth in Section 6 below and the assignment of rights to Intellectual Property (as hereafter defined), but with the express understanding and agreement of the parties that the Executive is free to elect not to comply with clause (i) below and is free not to forbear from competition or solicitation as set forth in clauses (ii), (iii) and (iv) immediately below, but that his right to Post-Employment Compensation under this Agreement is expressly conditioned on compliance with said clause (i) and the forbearance required under all of said clauses (ii), (iii) and (iv), as well as his full satisfaction of his obligations under the covenant of confidentiality and assignment of rights to Intellectual Property (which obligations are not optional and shall survive any termination, howsoever occurring). The conditions to receipt of Post-Employment Compensation are as follows:

(i) The Executive’s execution and return, to the person designated by the Company to receive notices on its behalf in accordance with Section 17 hereof, of a timely and effective release of claims in the form attached hereto and marked Exhibit A (“Release of Claims”). Such a Release of Claims will be timely and effective if it is signed by the Executive, submitted to the Company, and becomes irrevocable within 28 days following termination of employment (such 28-day period, the “Claims Release Period”). The Release of Claims creates legally binding obligations and the Company therefore advises the Executive to consult an attorney before signing it.

(ii) Forbearance by the Executive for six (6) months following the Date of Termination from competition with the business of the Company and its Immediate Affiliates anywhere in the world where the Company or any of those Affiliates is doing business, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise. Specifically, but without limiting the foregoing, in order to satisfy this condition, the Executive must forbear from engaging in any activity that is competitive, or is in preparation to engage in competition, with the business of the Company and its Immediate Affiliates and further the Executive must forbear from working or providing services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, for or to any person or entity engaged in the business of the Company and its Immediate Affiliates. The business of the Company and its Immediate Affiliates is optical network equipment. The foregoing condition, however, shall not fail to be met solely due to the Executive’s passive ownership of less than 3% of the equity securities of any publicly traded company, including without limitation a competitor of the Company or any of its Immediate Affiliates.

(iii) Forbearance by the Executive for twelve (12) months following the Date of Termination from any direct or indirect solicitation or encouragement of any of the Customers of the Company or any of its Immediate Affiliates to terminate or diminish their relationship with the Company or any of its Immediate Affiliates and from any direct or indirect solicitation or encouragement of any of such Customers or Prospective Customers of the Company or any of its Affiliates to conduct with the Executive or with any other Person (as defined in Section 12 hereof) any business or activity which such Customer or Prospective Customer conducts or could conduct with the Company or any of its Immediate Affiliates. For purposes of this Section 4(i), a Customer is a person or entity which was such at any time during the twelve (12) months immediately preceding the Date of Termination and a Potential Customer is a person or entity contacted by the Company or any of its Immediate Affiliates to become a Customer at any time within twelve (12) months prior to the Date of Termination other than by general advertisement, provided in each case, however, that the Executive had contact with such Customer or Potential Customer through his employment or his other associations with the Company or any of its Immediate Affiliates or had access to Confidential Information that would assist in his solicitation of such Customer or Potential Customer in competition with the Company or any of its Immediate Affiliates.

(iv) Forbearance by the Executive for twelve (12) months following the Date of Termination from directly or indirectly hiring or otherwise engaging the services of any employee, independent contractor or other agent providing services to the Company or any of its Immediate Affiliates and from soliciting any such employee, independent contractor or agent to terminate or diminish his/her/its relationship with the Company or any of its Immediate Affiliates. For purposes of this Section 4(i), an employee, independent contractor or agent means any person or entity performing services for the Company or any of its Affiliates in such capacity at any time during the twelve (12) months immediately preceding the Date of Termination.

(j) Timing of Payments. Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s separation from service the Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under this Agreement on account of that separation from service that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”), as determined by the Company in its reasonable good faith discretion, and that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of that six month period. Also, for purposes of this Agreement, the phrase “termination of employment” and correlative phrases mean a “separation from service” as defined in Treas. Regs.§1.409A-1(h), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treas. Regs.§1.409A-1(i). For the avoidance of doubt, any tax liability to which the Executive is subject under Section 409A shall be solely the Executive’s responsibility.

(k) Section 280G / Section 4999 Gross-Up Payment.

(i) In the event that (A) the Executive is entitled to Change in Control Post-Employment Compensation, and/or (B) the Executive’s outstanding unvested equity awards vest in the event of a Change of Control in accordance with Section 3(c) (together with any Change in Control Post-Employment Compensation, the “Change in Control Total Compensation”), and if such Change in Control Total Compensation will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code, the Company shall pay to or for the benefit of the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Change in Control Total Compensation and any U.S. federal, state, and local income or payroll tax upon the Gross-Up Payment, but before deduction for any U.S. federal, state, and local income or payroll tax on the Change in Control Total Compensation, shall be equal to the Change in Control Total Compensation. The Gross-Up Payment shall be determined prior to a Change of Control and shall be made at the same time as the related Change in Control Total Compensation.

(ii) Subject to any determinations made by the Internal Revenue Service (the “IRS”), all determinations as to whether a Gross-Up Payment is required and the amount of Gross-Up Payment and the assumptions to be used in arriving at the determination shall be made by an independent certified public accountant of appropriate reputation and expertise, selected and appointed by the Company prior to any change in ownership (as defined under Section 280G of the Internal Revenue Code (“Section 280G”)) and/or tax counsel selected by such accountants (the “Accountants”) in accordance with the principles of Section 280G. All fees, expenses, and charges of the Accountants will be borne by the Company. Subject to any determinations made by the IRS, determinations of the Accountants under this Agreement with respect to (i) the initial amount of any Gross-Up Payment and (ii) any subsequent adjustment of such payment shall be binding on the Company and the Executive.

(iii) In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code. Notwithstanding the foregoing, in the event any portion of the Gross-Up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall cooperate in good faith in determining the course of action to be pursued (and the method of allocating the expense thereof) if the Executive’s claim for refund or credit is denied. However, if agreement cannot be reached, the Company shall decide the appropriate course of action to pursue provided that the action does not adversely impact any issues Executive may have with respect to his tax return, other than the Excise Tax.

(iv) In the event that the Excise Tax is later determined by the Accountants or the IRS to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-Up Payment to or for the benefit of the Executive in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined. Any such additional Gross-Up Payment will in all events be made by the end of the calendar year next following the calendar year in which the Executive remits the Excise Tax.

(v) In the event of any controversy with the IRS (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive. In the event issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its representative.

(vi) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax.

5. Effect of Termination. The provisions of this Section 5 shall apply to any termination of the Executive’s employment under this Agreement, whether pursuant to Section 4 or otherwise.

(a) Provision by the Company of Final Compensation, if any, to which the Executive is entitled and Post-Employment Compensation, if any, which the Executive has the opportunity to earn under Section 4 hereof and does earn in accordance with Section 4(i) shall constitute the entire obligation of the Company to the Executive hereunder following termination of his employment with the Company. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 4 hereof.

(b) Except for health and dental plan participation continued in accordance with COBRA (as extended pursuant to Section 4(e) if achievable by the Company’s commercially reasonable efforts), the Executive’s participation in Employee Benefit Plans shall terminate pursuant to the terms of the applicable Plan Documents based on the Date of Termination without regard to any Non-Change in Control Post-Employment Compensation or Change in Control Post-Employment Compensation earned by the Executive, or any other payment to him hereunder, following the Date of Termination.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the conditions to earning Non-Change in Control Post-Employment Compensation or Change in Control Post-Employment Compensation set forth in Section 4(i) and the obligations of the Executive under Sections 6 and 7 hereof. The Executive recognizes that, except as expressly provided in accordance with Sections 4(d), 4(e), 4(f), 4(g), and 4(i) (with respect to Non-Change in Control Post-Employment Compensation or Change in Control Post-Employment Compensation) or Section 4(h) (with respect to Base Salary for any notice period waived), no compensation is earned after termination of employment.

6. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information (as defined in Section 12 hereof); that the Executive may develop Confidential Information for the Company or its Affiliates; and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that the restrictions set forth in this Section 6(a) shall continue to apply after his employment terminates, regardless of the reason for such termination.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or any of its Affiliates and any copies, in whole or in part, thereof (in the aggregate, the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the CEO or the Board or its designee may specify, all Documents and all other property of the Company and its Affiliates then in the Executive’s possession or control.

7. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property (as defined in Section 12 hereof) to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. The Executive acknowledges his understanding that any provision of this Agreement requiring him to assign rights to Intellectual Property does not apply to any invention that qualifies under California Labor Code §2870, which is reproduced in Exhibit B (“Written Notification to the Employee”), attached hereto, which the Executive here acknowledges that he has received. All copyrightable works that the Executive creates during the course of his employment by the Company and which pertains to the business of the Company or is suggested by any work performed by the Executive for the Company or makes use of Confidential Information shall be considered “work made for hire” and, upon creation, shall be owned exclusively by the Company. Further, the Executive hereby waives, expressly and irrevocably, any and all moral rights he may have as an author, whether arising under the copyright laws of the United States or any other jurisdiction or at common law or otherwise, with respect to any copyrighted works prepared by the Executive in the course of his employment, including without limitation the right to attribution of authorship, the right to restrain any distortion, mutilation or other modification of any such work and the right to prohibit any use of any such work in association with a product, service, cause or institution that might be prejudicial to the Company’s reputation.

8. Restricted Activities. The Executive agrees that certain restrictions on his activities during his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company, the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates anywhere in the world or undertake any planning for competition with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive’s employment or to provide services in any capacity to a Person which is a competitor of the Company or any of its Affiliates.

(b) The Executive agrees that, while he is employed by the Company, and excluding any activities undertaken on behalf of the Company or any of its Affiliates in the course of his duties, he will not hire or attempt to hire any employee of the Company or any of its Affiliates; assist in such hiring by any Person; encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates; or solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or solicit or encourage any customer or potential customer of the Company or any of its Affiliates to conduct with any Person any business or activity which such customer or potential customer conducts or could conduct with the Company or any of its Affiliates.

(c) The Executive agrees that during his employment by the Company he shall not publish any work that disparages the Company or any of its Affiliates, their management or their business or the Products.

9. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 6, 7 and 8 hereof. The Executive agrees that those restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 6, 7 or 8 hereof, the damage to the Company and its Affiliates would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 6, 7 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

10. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of his former employer or any other Person without such Person’s consent.

11. Indemnification. The Company shall indemnify the Executive in accordance with its articles of organization and by-laws as in effect at the time indemnification is applicable. The Executive agrees promptly to notify the Company of any actual or threatened claim arising out of or as a result of his employment or offices with the Company or any of its Affiliates.

12. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the entity specified, where control may be by management authority, contract or equity interest.

(b) A “Change of Control” shall be deemed to take place if hereafter (A) any “Person” or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Act), other than the Company or any of its Affiliates, becomes a beneficial owner (within the meaning of Rule 13d-3 as promulgated under the Act), directly or indirectly, in one or a series of transactions, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for the election of directors of the Company and two-thirds of the Board has not consented to such event prior to its occurrence or within sixty (60) days thereafter, provided that if the consent occurs after the event it shall only be valid for purposes of this Section 12(b) if a majority of the consenting Board is comprised of directors of the Company who were such immediately prior to the event; (B) any merger or consolidation involving the Company or any sale of all or substantially all of the assets of the Company, or any combination of the foregoing, and two-thirds of the Board has not consented to such event prior to its occurrence or within sixty (60) days thereafter, provided that if the consent occurs after the event it shall only be valid for purposes of this Section 12(b) if a majority of the consenting Board is comprised of directors of the Company who were such immediately prior to the event; (C) within twelve (12) months after a tender offer or exchange offer for voting securities of the Company (other than by the Company) the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board; or (D) there occurs a closing of a sale or other disposition by the Company of all or substantially all of the assets of the Company other than to one or more of the Company’s Affiliates.

(c) “Confidential Information” shall mean any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business, including without limitation (i) information related to the Products, technical data, methods, processes, know-how and inventions of the Company and its Affiliates, (ii) the development, research, testing, marketing and financial activities and strategic plans of the Company and its Affiliates, (iii) the manner in which they operate, (iv) their costs and sources of supply, (v) the identity and special needs of the customers and prospective customers of the Company and its Affiliates and (vi) the persons and entities with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates may receive or has received from customers, subcontractors, suppliers or others, with any understanding, express or implied, that the information would not be disclosed. Confidential Information does not include information that enters the public domain, other than through a breach by the Executive or another Person of an obligation of confidentiality to the Company or one of its Affiliates.

(d) “Date of Termination” means the date the Executive’s employment with the Company terminates, regardless of the reason for such termination.

(e) “Final Compensation” means (i) Base Salary earned but not paid through the Date of Termination, (ii) pay at the final rate of the Base Salary for any vacation earned but not used through the Date of Termination and (iii) any business expenses incurred by the Executive but un-reimbursed on the Date of Termination, provided that such expenses and required substantiation and documentation are submitted prior to, or within sixty (60) days following, the Date of Termination and that such expenses are reimbursable under Section 3(f) hereof and Company policies.

(f) “Immediate Affiliates” means the direct and indirect subsidiaries of the Company, its direct and indirect parents and their direct and indirect subsidiaries, other than the Company itself.

(g) “Intellectual Property” means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived, or first actually reduced to practice by the Executive solely or jointly with others, during his employment by the Company; provided, however, that, as used in this Agreement, the term “Intellectual Property” shall not apply to any invention that the Executive develops on his own time, without using the equipment, supplies, facilities or trade secret information of the Company or any of its Affiliates to which the Executive has access as a result of his employment, unless such invention (i) relates at the time of conception or reduction to practice of the invention (A) to the business of the Company or (B) to the actual or demonstrably anticipated research or development of the Company or (iii) results from any work performed by the Executive for the Company.

(h) Other than for purposes of Section 12(b), above, “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(i) “Products” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

13. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

14. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event the Company shall hereafter effect a corporate reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

15. Severability and Construction. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that, to the extent applicable, amounts earned and payable pursuant to this Agreement shall constitute short-term deferrals exempt from the application of Section 409A and, if not exempt, that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Section 409A.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier for next day or next business day delivery or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it at 130 Baytech Drive, San Jose, CA 95134, or to such other address as either party may specify by notice to the other actually received.

18. Entire Agreement. This Agreement contains the entire agreement of the parties, and supersedes all prior agreements, whether written or oral, with respect to the Executive’s employment and all related matters, except for the agreements set forth on Exhibit C hereto, which shall remain in effect.

19. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Board.

20. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

22. Governing Law. This is a California contract and shall be construed and enforced under and be governed in all respects by the laws of the State of California, without regard to the conflict of laws principles thereof, and, for the avoidance of doubt, shall include both the statutory and common law of California, except to the extent preempted by federal law.

[Remainder of page intentionally left blank. Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:
GIGOPTIX, INC.

By:

Name:

Title:

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the Non-Change in Control Post-Employment Compensation or Change in Control Post-Employment Compensation that I am eligible to earn following the termination of my employment, as that term is defined in the employment agreement between me and GigOptix, Inc. (the “Company”) dated as of August 10, 2012 (the “Agreement”), which is conditioned, inter alia, on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company and its Affiliates (as that term is defined in the Agreement) and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them (all of the foregoing, collectively, the “Released”), both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, including without limitation any causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by the Company or any of its Affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its Affiliates, each as amended from time to time, (all of the foregoing, in the aggregate, “Claims”).

In signing this Release of Claims, I expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which Section states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released, I expressly acknowledge that this Release of Claims is intended to include in its effect, without limitation, all Claims which I do not know or suspect to exist in my favor at the time of execution hereof, and that this Release of Claims contemplates the extinguishment of all such Claims.

Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement after the effective date of this Release of Claim and (ii) any right of indemnification or contribution that I have pursuant to the articles of incorporation, by-laws or other governing documents of the Company or any of its Affiliates (as that term is defined in the Agreement).

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days from the date my employment with the Company terminates. I also acknowledge that I am advised by the Company and its Affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had and full and sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement.

I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Company c/o Human Resources or to such other designated person and/or address as the Company may specify and that this Release of Claims shall take effect on the eighth calendar day following the date of my signing it and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:

Date Signed:

EXHIBIT B

WRITTEN NOTIFICATION TO THE EMPLOYEE

In accordance with California Labor Code § 2872, GigOptix, Inc. (the “Company”) hereby notifies you that your acceptance, by your signing, of the Employment Agreement to which this notice is attached as Exhibit B does not require you to assign to the Company any Intellectual Property (as defined in Section 12 of the Employment Agreement) or any other invention for which no equipment, supplies, facility or trade secret information of the Company was used and that was developed entirely on your own time, and does not relate to the business of the Company or to the Company actual or demonstrably anticipated research or development, or does not result from any work performed by you for the Company.

The following is the text of California Labor Code § 2870:

§ 2870 (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

2. Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

(List of Other Employment Agreements Still in Effect)